PRICING SUPPLEMENT NO. 96-16 Dated December 4, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357



                          BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Deutsche Morgan Grenfell Inc. purchased $24,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 9, 2002, at a principal price of $23,989,459.20 for resale to investors from time to time at prices based on market conditions at the time of resale.


       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  January 9, 2002        Interest Payment Period:
                                         Quarterly, except that the
Interest Rate Basis:                     initial Interest Payment Period
  LIBOR                                  shall end on April 9, 1997.


Specify Other Base Rate:  N/A          Interest Reset Period:
                                         Quarterly, except that the
Index Maturity:                          initial Interest Reset Period
  3-month                                shall end on April 9, 1997.

Spread:  plus 0.15%                    Interest Reset Dates:
                                         Same as Interest Payment Dates
Spread Multiplier:  N/A
                                       Settlement Date (Issue Date):
Maximum Interest Rate:  N/A              December 9, 1996

Minimum Interest Rate:  N/A            Calculation Agent:
                                         The Chase Manhattan Bank
Interest Payment Dates:
  The 9th of each April, July,         Optional Repayment Date(s):
  October and January, commencing        N/A
  on April 9, 1997, through and
  including the Maturity Date.         Additional Terms:
                                         For the purposes of the Notes
Initial Interest Rate:                   contemplated hereunder, interest
  Determined as if the Settlement        payments will include interest
  Date was an Interest Reset Date.       accrued to, but excluding the
                                         Interest Payment Date.